PRESS RELEASE



FOR IMMEDIATE RELEASE                        CONTACT:


Titanium Metals Corporation                  Joe Compofelice
1999 Broadway, Suite 4300                    Chief Financial Officer
Denver, Colorado   80202                     (281) 423-3303



             TIMET COMPLETES BOEING SUPPLY AGREEMENT



     DENVER, COLORADO . . . November 11, 1997 . . . Titanium Metals Corporation (ATIMET@) (NASDAQ: TIMT) announced today that it has signed the previously announced long-term supply agreement with The Boeing Company under which TIMET will be the principal supplier of titanium products to Boeing Commercial Airplane Group (ABoeing@) and its family of suppliers for the next ten years.

     Under the terms of the agreement, TIMET will supply a minimum of 70% of Boeing=s annual needs for titanium, depending upon Boeing=s requirements each year. TIMET=s share of Boeing=s total titanium requirements will increase as Boeing=s volume requirements decrease, down to a minimum mutual commitment of
6.5 million pounds per year. The agreement is effective for shipments beginning in 1998, but it is not anticipated to reach expected volume levels until 1999. TIMET is presently evaluating projects to increase its capacity by 1999 to accommodate these significantly higher volume levels.

     Pricing under the agreement is firm for five years and will be reviewed annually for inflationary conditions for the next five years based upon an aerospace-related index. The companies have also agreed to utilize Boeing=s Lean Manufacturing program to develop cost savings that will be shared by both companies.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties included in the Company=s filings with the Securities and Exchange Commission.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

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